Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2023 Second-Quarter Results

Announces Cost-Savings Plan and Updates Fiscal-Year 2023 Guidance

CHARLOTTE, N.C., February 7, 2023 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal year 2023 second quarter ended December 31, 2022. The company also announced the implementation of a cost-savings plan and provided updates to its fiscal-year 2023 guidance.

“Our second quarter financial performance was largely in line with our expectations as we continued to advance our business strategy,” said Michael J. Alkire, Premier’s president and CEO. “In our Supply Chain Services segment, we were pleased with the performance of our non-acute group purchasing business which drove our overall group purchasing growth, and, as we anticipated, our direct sourcing products revenue grew sequentially from the first quarter of fiscal 2023. Our Performance Services segment produced strong revenue growth driven by execution of enterprise license agreements in the quarter and growth in our consulting services and certain of our adjacent markets businesses.”

Alkire continued, “Like many others, Premier and our members and other customers are operating in a challenging and uncertain macro environment. We are continuing to see lower levels of healthcare services utilization within our provider member base than we anticipated, which impacts the volume of supplies they purchase. We expect our adjacent markets businesses to grow collectively, but due to market dynamics, Remitra™ is ramping slower than we originally contemplated in our fiscal 2023 guidance.”

“We are mitigating the impact of these headwinds to reinforce the strength and resiliency of our business through targeted but meaningful cost-savings measures, including a modest reduction in our workforce. We are also revising our fiscal year 2023 segment revenue guidance to reflect our outlook for the remainder of this fiscal year and our adjusted earnings per share guidance due to the impact of interest and depreciation expense,” said Alkire. “With significant, stable cash flows, a flexible balance sheet, and our strong relationships with our members and other customers, we remain confident in our longer-term prospects. We are focused on executing our multi-lever growth strategy to unlock the value in Premier for the benefit of our stockholders and other stakeholders and are committed to supporting our members and other customers as they navigate this challenging and uncertain environment.”

Consolidated Financial Highlights

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$154,423	$150,403	3%	$304,429	$299,865	2%
Software licenses, other services and support	14,104	9,326	51%	24,931	18,251	37%
Services and software licenses	168,527	159,729	6%	329,360	318,116	4%
Products	66,993	111,766	(40%)	125,854	230,196	(45%)
Total Supply Chain Services	235,520	271,495	(13%)	455,214	548,312	(17%)
Performance Services	124,115	107,729	15%	218,304	196,059	11%
Total segment net revenue	359,635	379,224	(5%)	673,518	744,371	(10%)
Eliminations	(9)	(9)	—%	(19)	(9)	111%
Net revenue	$359,626	$379,215	(5%)	$673,499	$744,362	(10%)
Net income	$64,374	$77,232	(17%)	$107,333	$198,538	(46%)
Net income attributable to stockholders	$64,046	$75,545	(15%)	$106,762	$197,549	(46%)
Diluted earnings per share attributable to stockholders	$0.54	$0.62	(13%)	$0.89	$1.61	(45%)

Consolidated Financial Highlights

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$127,991	$134,280	(5%)	$249,188	$263,549	(5%)
Performance Services	43,203	39,010	11%	62,569	62,725	—%

Total segment adjusted EBITDA	171,194	173,290	(1%)	311,757	326,274	(4%)
Corporate	(30,658)	(31,274)	2%	(61,841)	(62,555)	1%

Total	$140,536	$142,016	(1%)	$249,916	$263,719	(5%)

Adjusted net income	$85,650	$90,011	(5%)	$148,162	$165,145	(10%)

Adjusted earnings per share	$0.72	$0.73	(1%)	$1.24	$1.34	(7%)

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Cost-Savings Plan

Premier announced it implemented a cost-savings plan in the third quarter of fiscal 2023 to better align its cost structure with its long-term strategy and position the business for the current macroeconomic environment. As part of this plan, the company is lowering certain expenses, including non-labor costs; eliminating more than 70 open positions; and reducing its workforce by nearly 4%, or approximately 100 positions. These actions are expected to produce pre-tax cost savings in the ranges of $18 million to $20 million in fiscal 2023 and $35 million to $40 million on an annual run-rate basis. The company expects the workforce reduction to result in pre-tax cash restructuring charges of approximately $8 million which will be expensed in the third quarter of fiscal 2023.

Fiscal 2023 Guidance

Certain statements in this release, including without limitation, those in this section, are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K for the fiscal year ended June 30, 2022.

Based on its financial results for the six months ended December 31, 2022, current visibility into the macro environment, and expectations for the remainder of this fiscal year, the company is making the following changes to its fiscal 2023 guidance ranges:

•

Lowering Supply Chain Services net revenue guidance to a range of $930 million to $980 million, reflecting lower direct sourcing products revenue as a result of excess market supply and member inventory levels; lower net administrative fees revenue as overall healthcare utilization has not yet returned to the level the company anticipated and reflected in its original guidance; and a slower ramp in new domestic manufacturing capabilities than initially planned due to manufacturing factory delays.

•

Increasing Performance Services net revenue guidance to a range of $450 million to $470 million, primarily reflecting contributions from the acquisition of key assets from TRPN Direct Pay, Inc. and Devon Health, Inc. (together, “TRPN”) in October 2022 partially offset by lower than anticipated revenue contributions from Remitra.

•	Lowering adjusted earnings per share (EPS) guidance to a range of $2.53 to $2.65, reflecting the following items:

•	higher depreciation than the company originally contemplated in its initial guidance; and

•	an increase in interest expense due to rising interest rates and increased utilization of the company’s revolving credit facility to fund its acquisition of TRPN.

•	These items are expected to be partially offset by a tax benefit as the company currently expects its effective tax rate to be at the low-end of its 26% to 27% guidance range.

Premier will provide additional details regarding its fiscal 2023 second quarter operational and financial results and revised fiscal 2023 guidance on today’s earnings conference call and webcast. Please refer to the “Conference Call and Webcast” section in this earnings press release for dial-in information and the webcast link.

Guidance Metric	Fiscal 2023 Guidance Range* (as of February 7, 2023)	Previous Fiscal 2023 Guidance Range* (as of November 1, 2022)
Segment Net Revenue: Supply Chain Services Performance Services	$930 million to $980 million $450 million to $470 million	$950 million to $1.0 billion $430 million to $450 million
Total Net Revenue	$1.38 billion to $1.45 billion	$1.38 billion to $1.45 billion
Adjusted EBITDA	$510 million to $530 million	$510 million to $530 million
Adjusted EPS	$2.53 to $2.65	$2.63 to $2.75

Fiscal 2023 guidance is based on the realization of the following key assumptions:

•	Net administrative fees revenue of $600 million to $620 million (previously: $620 million to $640 million)

•	Direct sourcing products revenue of $285 million to $315 million (previously: $315 million to $345 million)

•	Capital expenditures of $90 million to $95 million (previously: $90 million to $100 million)

•	Effective income tax rate in the range of 26% to 27%

•	Free cash flow of 45% to 55% of adjusted EBITDA

•	Does not include the effect of any potential future significant acquisitions or share repurchases

*

Premier, Inc. does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended December 31, 2022

(As compared with the three months ended December 31, 2021)

GAAP net revenue of $359.6 million decreased 5% from $379.2 million in the prior year period. The decline in revenue, which the company expected, was primarily due to the continued normalization of COVID-19 pandemic-driven demand and pricing for personal protective equipment (PPE) and other related supplies in the fiscal 2023 second quarter as compared with the prior year period as well as the impact of members’ excess inventory levels which contributed to lower demand and pricing for pandemic-related supplies.

GAAP net income of $64.4 million decreased 17% from $77.2 million a year ago which was mainly the result of a significant increase in income tax expense primarily due to the impact of the company’s subsidiary reorganization on the prior-year GAAP effective tax rate. This change was partially offset by a 13% increase in operating income primarily attributable to the increase in net administrative fees revenue and lower operating expenses.

GAAP diluted EPS of $0.54 decreased 13% from $0.62 in the same period a year ago mainly due to the aforementioned decrease in net income.

Adjusted EBITDA of $140.5 million decreased 1% from $142.0 million for the same period a year ago.

Adjusted net income of $85.7 million decreased 5% from $90.0 million for the same period a year ago. Adjusted EPS of $0.72 decreased slightly from $0.73 for the year-ago period primarily as a result of the increase in the effective tax rate in the current year and the impact of the completion of the company’s fiscal 2022 stock repurchase program on the current year period shares outstanding.

Segment Results

(For the fiscal second quarter of 2023 as compared with the fiscal second quarter of 2022)

Supply Chain Services

Supply Chain Services segment net revenue of $235.5 million decreased 13% from $271.5 million for the same quarter a year ago, primarily reflecting lower products revenue in the second quarter of fiscal 2023, as described below.

Net administrative fees revenue was $154.4 million compared with $150.4 million in the year ago quarter. The net increase was primarily due to growth in the non-acute group purchasing business.

Products revenue of $67.0 million decreased 40% from $111.8 million in the year-ago period which included higher prices and incremental purchases of PPE and other high-demand supplies related to the pandemic. The quarter-over-quarter decline, which the company expected, was primarily the result of the state of the COVID-19 pandemic compared with the prior year and excess market supply and member inventory levels which contributed to lower demand and pricing. As the company anticipated, products revenue increased sequentially from the first quarter of fiscal 2023.

Segment adjusted EBITDA of $128.0 million decreased 5% from $134.3 million the same period a year ago primarily due to lower equity earnings from investments in unconsolidated affiliates and a decline in profitability in the company’s direct sourcing business as a result of the decrease in products revenue and higher logistics costs in the current year period. These items were partially offset by the increase in net administrative fees revenue.

Performance Services

Performance Services segment net revenue of $124.1 million increased 15% from $107.7 million for the same quarter a year ago, primarily due to the timing of revenue associated with enterprise license agreements in the current year period compared with the year-ago period and growth in the company’s consulting services and certain adjacent markets businesses which includes contributions from the acquisition of TRPN.

Segment adjusted EBITDA of $43.2 million increased 11% from $39.0 million for the same period a year ago mainly due to the aforementioned increase in revenue partially offset by higher selling, general and administrative (SG&A) expense which was primarily the result of additional headcount to support growth in certain adjacent markets businesses.

Results of Operations for the Six Months Ended December 31, 2022

(As compared with the six months ended December 31, 2021)

GAAP net revenue of $673.5 million decreased 10% from $744.4 million for the same period a year ago. The decline in revenue, which the company expected, was primarily due to the continued normalization of COVID-19 pandemic-driven demand and pricing for PPE and other related supplies in the first half of fiscal 2023 as compared with the prior year period as well as the impact of excess market supply and member inventory levels on demand.

GAAP net income of $107.3 million decreased 46% from $198.5 million a year ago primarily due to a 67% increase in income tax expense primarily attributable to the impact of the company’s subsidiary reorganization on the prior year GAAP effective tax rate as well as the prior year gain of $64.1 million on the FFF put right as a result of the termination and corresponding derecognition of the FFF Put Right liability in fiscal year 2022.

GAAP diluted EPS of $0.89 decreased 45% from $1.61 in the same period a year ago mainly due to the aforementioned decrease in net income.

Adjusted EBITDA of $249.9 million decreased 5% from $263.7 million in the same period a year ago and was consistent with the company’s expectations. The decline was primarily driven by the aforementioned decline in net revenue and higher logistics costs in the company’s direct sourcing business partially offset by an increase in Performance Services adjusted EBITDA.

Adjusted net income of $148.2 million decreased 10% from $165.1 million for the same period a year ago. Adjusted EPS decreased 8% to $1.24 from $1.34 for the same period a year ago. The company noted that adjusted net income and adjusted EPS reflect income tax expense at an effective rate of 26% and 25% for fiscal 2023 and 2022, respectively.

Supply Chain Services segment net revenue of $455.2 million decreased 17% from $548.3 million for the same period a year ago. Segment adjusted EBITDA of $249.2 million decreased 5% from $263.5 million for the same period a year ago.

Performance Services segment net revenue of $218.3 million increased 11% from $196.1 million for the same period a year ago. Segment adjusted EBITDA of $62.6 million was flat compared with $62.7 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities for the six months ended December 31, 2022 of $196.7 million was flat compared with the same period a year ago.

Net cash used in investing activities and net cash provided by financing activities for the six months ended December 31, 2022, were $227.5 million and $39.2 million, respectively. As of December 31, 2022, cash and cash equivalents were $94.6 million compared with $86.1 million as of June 30, 2022, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $300.0 million, of which $30.0 million was repaid in January 2023. As previously announced, in the second quarter of fiscal 2023, Premier renewed its revolving credit facility through December 2027.

Free cash flow for the six months ended December 31, 2022 was $109.6 million compared with $107.1 million for the same period a year ago. The increase was primarily due to lower purchases of property and equipment compared with the prior year period.

For the six months ending December 31, 2022, the company paid aggregate dividends of approximately $50.2 million to holders of its Class A common stock.

Conference Call and Webcast

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and, along with the accompanying presentation, will be available at the following link: Premier Events. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(833	) 953-2438
International participant dial-in number:	(412	) 317-5767

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 250,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 restructuring and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition- and disposition-related expenses, strategic initiative- and financial restructuring-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic initiative- and financial restructuring-related expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2023, filed with the Securities and Exchange Commission (SEC), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to our ability to advance our long-term strategies, the payment of dividends at current levels, or at all, our expected effective income tax rate, and the statements under the heading “Fiscal 2023 Guidance” and the key assumptions underlying fiscal 2023 guidance, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2022 as well as the Form 10-Q for the quarter ended December 31, 2022, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenue:
Net administrative fees	$154,423	$150,403	$304,429	$299,865
Software licenses, other services and support	138,210	117,046	243,216	214,301

Services and software licenses	292,633	267,449	547,645	514,166
Products	66,993	111,766	125,854	230,196

Net revenue	359,626	379,215	673,499	744,362
Cost of revenue:
Services and software licenses	55,265	45,782	109,279	89,591
Products	61,620	96,933	119,494	206,295

Cost of revenue	116,885	142,715	228,773	295,886

Gross profit	242,741	236,500	444,726	448,476
Operating expenses:
Selling, general and administrative	140,528	146,840	272,578	274,654
Research and development	1,000	846	1,975	1,840
Amortization of purchased intangible assets	13,047	10,850	23,499	21,739

Operating expenses	154,575	158,536	298,052	298,233

Operating income	88,166	77,964	146,674	150,243

Equity in net income of unconsolidated affiliates	1,674	6,116	9,917	13,174
Interest expense, net	(4,631)	(2,873)	(7,490)	(5,661)
Gain on FFF Put and Call Rights	—	—	—	64,110
Other income, net	2,930	2,392	766	2,072

Other (expense) income, net	(27)	5,635	3,193	73,695

Income before income taxes	88,139	83,599	149,867	223,938
Income tax expense	23,765	6,367	42,534	25,400

Net income	64,374	77,232	107,333	198,538
Net income attributable to non-controlling interest	(328)	(1,687)	(571)	(989)

Net income attributable to stockholders	$64,046	$75,545	$106,762	$197,549

Calculation of GAAP Earnings per Share
Numerator for earnings per share:
Net income attributable to stockholders	$64,046	$75,545	$106,762	$197,549
Denominator for earnings per share:
Basic weighted average shares outstanding	118,787	121,181	118,569	122,063
Effect of dilutive securities:
Stock options	86	267	116	288
Restricted stock	466	540	514	516
Performance share awards	313	485	643	656

Diluted weighted average shares and assumed conversions	119,652	122,473	119,842	123,523

Earnings per share attributable to stockholders:
Basic	$0.54	$0.62	$0.90	$1.62
Diluted	$0.54	$0.62	$0.89	$1.61

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31, 2022	June 30, 2022
Assets
Cash and cash equivalents	$94,623	$86,143
Accounts receivable (net of $1,932 and $2,043 allowance for credit losses, respectively)	120,917	114,129
Contract assets (net of $918 and $755 allowance for credit losses, respectively)	284,126	260,061
Inventory	116,421	119,652
Prepaid expenses and other current assets	57,878	65,581

Total current assets	673,965	645,566
Property and equipment (net of $622,358 and $578,644 accumulated depreciation, respectively)	207,045	213,379
Intangible assets (net of $241,132 and $217,582 accumulated amortization, respectively)	452,845	356,572
Goodwill	1,069,300	999,913
Deferred income tax assets	723,073	725,032
Deferred compensation plan assets	44,609	47,436
Investments in unconsolidated affiliates	217,110	215,545
Operating lease right-of-use assets	34,488	39,530
Other assets	116,959	114,154

Total assets	$3,539,394	$3,357,127

Liabilities and stockholders’ equity
Accounts payable	$61,422	$44,631
Accrued expenses	49,351	40,968
Revenue share obligations	255,369	245,395
Accrued compensation and benefits	56,591	93,638
Deferred revenue	26,964	30,463
Current portion of notes payable to former limited partners	98,736	97,806
Line of credit and current portion of long-term debt	301,946	153,053
Other current liabilities	83,649	47,183

Total current liabilities	934,028	753,137
Long-term debt, less current portion	1,008	2,280
Notes payable to former limited partners, less current portion	151,588	201,188
Deferred compensation plan obligations	44,609	47,436
Deferred consideration, less current portion	29,026	28,702
Operating lease liabilities, less current portion	27,487	32,960
Other liabilities	45,575	42,574

Total liabilities	1,233,321	1,108,277

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 125,295,961 shares issued and 118,866,586 shares outstanding at December 31, 2022 and 124,481,610 shares issued and 118,052,235 shares outstanding at June 30, 2022	1,253	1,245
Treasury stock, at cost; 6,429,375 shares at both December 31, 2022 and June 30, 2022	(250,129)	(250,129)
Additional paid-in capital	2,166,909	2,166,047
Retained earnings	388,052	331,690
Accumulated other comprehensive loss	(12)	(3)

Total stockholders’ equity	2,306,073	2,248,850

Total liabilities and stockholders’ equity	$3,539,394	$3,357,127

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2022	2021
Operating activities
Net income	$107,333	$198,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,377	63,205
Equity in net income of unconsolidated affiliates	(9,917)	(13,174)
Deferred income taxes	1,959	19,890
Stock-based compensation	9,815	23,788
Gain on FFF Put and Call Rights	—	(64,110)
Other	10,167	930
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, inventories, prepaid expenses and other assets	15,771	50,164
Contract assets	(26,458)	(22,963)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	19,678	(58,741)

Net cash provided by operating activities	$196,725	$197,527

Investing activities
Purchases of property and equipment	$(38,416)	$(42,660)
Acquisition of businesses and equity method investments, net of cash acquired	(187,750)	(26,000)
Other	(1,300)	—

Net cash used in investing activities	$(227,466)	$(68,660)

Financing activities
Payments made on notes payable	$(51,049)	$(50,621)
Proceeds from credit facility	285,000	175,000
Payments on credit facility	(135,000)	(125,000)
Proceeds from exercise of stock options under equity incentive plan	704	37,267
Cash dividends paid	(50,205)	(49,044)
Repurchase of Class A common stock (held as treasury stock)	—	(173,916)
Other	(10,220)	14,468

Net cash provided by financing activities	$39,230	$(171,846)

Effect of exchange rate changes on cash flows	(9)	(1)
Net increase (decrease) in cash and cash equivalents	8,480	(42,980)
Cash and cash equivalents at beginning of year	86,143	129,141

Cash and cash equivalents at end of period	$94,623	$86,161

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2022	2021
Net cash provided by operating activities	$196,725	$197,527
Purchases of property and equipment	(38,416)	(42,660)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(48,670)	(47,741)

Free Cash Flow	$109,639	$107,126

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in Condensed Consolidated Statements of Cash Flows under “Payments made on notes payable.” During the six months ended December 31, 2022, the company paid $51.3 million to members including imputed interest of $2.7 million which is included in net cash provided by operating activities. During the six months ended December 31, 2021, the company paid $51.3 million to members, including imputed interest of $3.6 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income	$64,374	$77,232	$107,333	$198,538
Interest expense, net	4,631	2,873	7,490	5,661
Income tax expense	23,765	6,367	42,534	25,400
Depreciation and amortization	21,439	20,870	44,878	41,466
Amortization of purchased intangible assets	13,047	10,850	23,499	21,739

EBITDA	127,256	118,192	225,734	292,804
Stock-based compensation	2,801	16,330	10,150	24,081
Acquisition- and disposition-related expenses	3,138	3,746	5,298	7,167
Strategic initiative and financial restructuring-related expenses	7,527	3,749	9,046	3,774
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	(186)	(1)	(312)	3

Adjusted EBITDA	$140,536	$142,016	$249,916	$263,719

Income before income taxes	$88,139	$83,599	$149,867	$223,938
Equity in net income of unconsolidated affiliates	(1,674)	(6,116)	(9,917)	(13,174)
Interest expense, net	4,631	2,873	7,490	5,661
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other expense, net	(2,930)	(2,392)	(766)	(2,072)

Operating income	88,166	77,964	146,674	150,243
Depreciation and amortization	21,439	20,870	44,878	41,466
Amortization of purchased intangible assets	13,047	10,850	23,499	21,739
Stock-based compensation	2,801	16,330	10,150	24,081
Acquisition- and disposition-related expenses	3,138	3,746	5,298	7,167
Strategic initiative and financial restructuring-related expenses	7,527	3,749	9,046	3,774
Equity in net income of unconsolidated affiliates	1,674	6,116	9,917	13,174
Deferred compensation plan income	2,659	2,389	289	2,071
Other reconciling items, net	85	2	165	4

Adjusted EBITDA	$140,536	$142,016	$249,916	$263,719

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$127,991	$134,280	$249,188	$263,549
Performance Services	43,203	39,010	62,569	62,725
Corporate	(30,658)	(31,274)	(61,841)	(62,555)

Adjusted EBITDA	$140,536	$142,016	$249,916	$263,719

Net income attributable to stockholders	$64,046	$75,545	$106,762	$197,549
Net income attributable to non-controlling interest	328	1,687	571	989
Income tax expense	23,765	6,367	42,534	25,400
Amortization of purchased intangible assets	13,047	10,850	23,499	21,739
Stock-based compensation	2,801	16,330	10,150	24,081
Acquisition- and disposition-related expenses	3,138	3,746	5,298	7,167
Strategic initiative and financial restructuring-related expenses	7,527	3,749	9,046	3,774
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	1,091	1,741	2,359	3,604

Adjusted income before income taxes	115,743	120,015	200,219	220,193
Income tax expense on adjusted income before income taxes	30,093	30,004	52,057	55,048

Adjusted Net Income	$85,650	$90,011	$148,162	$165,145

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income attributable to stockholders	$64,046	$75,545	$106,762	$197,549
Net income attributable to non-controlling interest	328	1,687	571	989
Income tax expense	23,765	6,367	42,534	25,400
Amortization of purchased intangible assets	13,047	10,850	23,499	21,739
Stock-based compensation	2,801	16,330	10,150	24,081
Acquisition- and disposition-related expenses	3,138	3,746	5,298	7,167
Strategic initiative and financial restructuring-related expenses	7,527	3,749	9,046	3,774
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	1,091	1,741	2,359	3,604

Adjusted income before income taxes	115,743	120,015	200,219	220,193
Income tax expense on adjusted income before income taxes	30,093	30,004	52,057	55,048

Adjusted Net Income	$85,650	$90,011	$148,162	$165,145

Weighted average:
Common shares used for basic and diluted earnings per share	118,787	121,181	118,569	122,063
Potentially dilutive shares	865	1,292	1,273	1,460

Weighted average shares outstanding - diluted	119,652	122,473	119,842	123,523

Basic earnings per share attributable to stockholders	$0.54	$0.62	$0.90	$1.62
Net income attributable to non-controlling interest	—	0.01	—	0.01
Income tax expense	0.20	0.05	0.36	0.21
Amortization of purchased intangible assets	0.11	0.09	0.20	0.18
Stock-based compensation	0.02	0.13	0.09	0.20
Acquisition- and disposition-related expenses	0.03	0.03	0.04	0.06
Strategic initiative and financial restructuring-related expenses	0.06	0.03	0.08	0.03
Gain on FFF Put and Call Rights	—	—	—	(0.53)
Other reconciling items, net	0.01	0.03	0.02	0.03
Impact of corporation taxes	(0.25)	(0.25)	(0.44)	(0.45)
Impact of dilutive shares	—	(0.01)	(0.01)	(0.02)

Adjusted EPS	$0.72	$0.73	$1.24	$1.34